Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated January 27, 2025 to the Registration Statement on Form F-1 of QMMM Holdings Limited, relating to the audit of the consolidated balance sheets of QMMM Holdings Limited and its subsidiaries (the “Company”) as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity (deficit), and cash flows in each of the years for the three-year period ended September 30, 2024, and the related notes (collectively referred to as the “financial statements”) included herein. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference of WWC, P.C. as an independent registered public accounting firm, as experts in matters of accounting and auditing.

San Mateo, California	WWC, P.C.
June 16, 2025	Certified Public Accountants
PCAOB ID: 1171